KEELEY FUNDS, INC.

ARTICLES SUPPLEMENTARY

     Keeley Funds, Inc., a Maryland corporation (the "Corporation") registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in the charter of the Corporation (the "Charter") and pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board"), by resolutions duly adopted, classified 200,000,000 authorized but unissued shares of the undesignated common stock of the Corporation, $.0001 par value per share (the "Common Stock"), as Class I Shares of the Keeley Mid Cap Value Fund and the Keeley All Cap Value Fund as set forth below, the shares of each such class having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of a series of Common Stock as set forth in the Charter:

SERIES	CLASS	ALLOCATED SHARES
Keeley Mid Cap Value	Class I Shares	One hundred million (100,000,000)
Fund
Keeley All Cap Value	Class I Shares	One hundred million (100,000,000)
Fund

     SECOND: Under a power contained in the Charter and pursuant to the provisions of Section 2-208 of the MGCL, the Board, by resolutions duly adopted, classified 400,000,000 authorized but unissued shares of the undesignated Common Stock as an additional series of Common Stock designated as the Keeley Small Cap Value Fund, consisting of two classes as set forth below, the shares of each such class having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of a series of Common Stock as set forth in the Charter:

SERIES	CLASS	ALLOCATED SHARES
Keeley Small Cap Value	Class A Shares	Three hundred million (300,000,000)
Fund	Class I Shares	One hundred million(100,000,000)

     THIRD: After giving effect to the foregoing classification of shares, the authorized stock of the Corporation is classified and designated as follows:

SERIES	CLASS	ALLOCATED SHARES
Keeley Small Cap Value	Class A Shares	Three hundred million (300,000,000)
Fund	Class I Shares	One hundred million (100,000,000)
Keeley Small-Mid Cap	Class A Shares	One hundred million (100,000,000)
Value Fund	Class I Shares	One hundred million (100,000,000)
Keeley Mid Cap Value Fund	Class A Shares	One hundred million (100,000,000)
	Class I Shares	One hundred million (100,000,000)
Keeley All Cap Value Fund	Class A Shares	One hundred million (100,000,000)
	Class I Shares	One hundred million (100,000,000)

     FOURTH: The aggregate number of authorized shares of stock of the Corporation is unchanged by these Articles Supplementary.

     FIFTH: The shares of stock of the Corporation, as described herein, have been classified by the Board under the authority contained in the Charter.

     SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Article Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary this 20th day of December, 2007.

ATTEST:	KEELEY FUNDS, INC.

/s/ Robert Kurinsky	By:	/s/ John L. Keeley, Jr.	(SEAL)
Robert Kurinsky		John L. Keeley, Jr.
Secretary		President